Exhibit (d.2)

AMENDED AND RESTATED SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”) is amended and restated as of the 4th day of June, 2026, between Magellan Investment Partners North America, Inc. (“Adviser”) and Magellan Asset Management Limited doing business as Magellan Investment Partners (“Subadviser”).

W I T N E S S E T H

WHEREAS, MFG Funds, Inc., a Maryland corporation (the “Corporation”), is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Amended and Restated Investment Advisory Agreement between the Corporation and the Adviser (the “Advisory Agreement”), the Corporation has retained the Adviser to provide investment advisory and related services to certain portfolios of the Corporation;

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties as investment adviser to a subadviser; and

WHEREAS, the Adviser desires to retain the Subadviser as subadviser with respect to the Corporation’s series named on Exhibit A to this Agreement (each, a “Fund”).

WHEREAS, the Adviser has previously retained the Subadviser as the subadviser of the Funds listed on Exhibit A pursuant to a Subadvisory Agreement dated October 1, 2018 (the “Original Agreement”).

WHEREAS, the parties wish to amend and restate the Original Agreement to update the names of the parties, consolidate the exhibits setting forth the list of Funds and to make other ministerial updates.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.             Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as investment subadviser to the Funds, for the period and on the terms set forth in this Agreement, subject to the supervision of the Adviser and the Board of Directors of the Corporation (the “Board”), and the Subadviser agrees to accept such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             Duties of Subadviser.

(a)            Investments. Subject to the 1940 Act, the directions of the Adviser and the Board, the investment objective, policies and restrictions of each of the Funds as set forth in the Corporation’s current registration statement on Form N-1A and the compliance policies and procedures of such Fund, the Subadviser is authorized and directed to purchase, hold, sell and monitor on a discretionary and continuous basis investments for the accounts of the Funds (the “Investments”). In providing these services, the Subadviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments. The Adviser will provide the Subadviser with reasonable assistance in connection with the Subadviser’s activities under this Agreement, including without limitation, information concerning each Fund, the daily funds available for investment and general affairs of the Corporation.

(b)            Allocation of Brokerage. Subject to the supervision of the Adviser and the Board, the Subadviser is authorized and directed to establish and maintain accounts on behalf of the Funds, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as the Subadviser may select, and negotiate commissions to be paid on such transactions. In selecting brokers or dealers and placing orders, the Subadviser will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer, research and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.

The Subadviser may cause each Fund to pay a broker that provides brokerage and research services to the Subadviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) the Subadviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction or in terms of the Subadviser’s overall responsibilities with respect to such Fund and the other accounts as to which the Subadviser exercises investment discretion, (ii) such commission is paid in compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with this Agreement, and (iii) in the opinion of the Subadviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

To the extent not prohibited by applicable laws and regulations, if the Subadviser deems the purchase or sale of a security to be in the best interests of a Fund as well as other clients of the Subadviser, the Subadviser may aggregate the securities to be sold or purchased in order to obtain best execution. In such event, allocation of these securities and the expenses incurred in the transaction will be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c)            Affiliated Transactions. The Subadviser and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to any Fund; provided, however, the Subadviser may purchase securities or other instruments from or sell securities or other instruments to a Fund if such transaction is (i) permissible under applicable law and the Fund’s procedures or in accordance with an exemptive order and (ii) approved in advance by the Adviser. In the event of any such transaction, such a transaction shall be reported to the Board on a quarterly basis.

2

(d)            Books and Records. The Subadviser will maintain all books and records required to be maintained by the Subadviser pursuant to the 1940 Act relating to the Fund, including, without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions and upon request, will furnish to the Adviser in a timely manner all such books and records relating to the Subadviser’s services under this Agreement. The Subadviser will also preserve such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act. All books and records relating to the Fund shall remain the sole property of the Corporation and shall be promptly surrendered to the Corporation upon request, provided that the Subadviser may retain a copy of the books and records. Upon reasonable request during any business day, all books and records maintained by the Subadviser under this Agreement will be promptly made available to the Corporation or the Adviser.

(e)            Information Concerning Investments; Required Notices. As the Adviser or the Board may reasonably request, the Subadviser will furnish reports and notices on portfolio transactions and reports on Investments held in the portfolio of a Fund in such detail as the requesting party may request. As mutually agreed upon, the Subadviser also will provide each Fund and the Adviser periodic economic and investment analyses and reports normally available to the Subadviser’s other clients. The Subadviser will give periodic updates, in a form and manner agreed upon, to the Adviser and the Board with respect to the performance of the Funds and the investments held by the Funds.

The Subadviser will inform the Corporation and the Adviser of changes in investment strategy, tactics, ownership or key personnel, and will provide reasonable advance notice of any ownership or control changes that may result in an “assignment” of this Agreement for purposes of the 1940 Act. The Subadviser will provide reasonable advance notice of any change to the Funds’ portfolio managers named in the prospectus, to the extent such information is within its control. To the extent the information is within the reasonable control of the Subadviser, the Subadviser also will provide information or perform additional acts as are customarily performed by a subadviser or which are required for the Funds or the Adviser to comply with their respective obligations under applicable law, including without limitation the Internal Revenue Code of 1986, as amended, the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Securities Act of 1933, as amended (the “1933 Act”), and any state securities law, rule or regulation.

(f)            Custody Arrangements. The Subadviser acknowledges receipt of a Custody Agreement for each Fund and, to the extent applicable, will comply with the requirements of the Custody Agreement. On each business day, the Subadviser will provide the Funds’ custodian with information relating to all transactions concerning each Fund’s assets, as the Adviser or the custodian may request. The Subadviser will provide the Adviser or the custodian with information related to the establishment and maintenance of global custody arrangements as the Adviser or custodian may request.

3

(g)           Voting of Proxies. The Subadviser shall vote proxies solicited by or with respect to the issuers of securities in each Fund in a manner which it reasonably believes best serves the interests of Fund shareholders and in accordance with the Subadviser’s proxy voting policies, which shall be provided, along with any amendments, to the Adviser, or such other proxy voting policy approved by the Board. The Subadviser further agrees that, if requested, it will review the written report of the proxies voted during the most recent 12-month period or such other period as the Funds may designate, in order to meet the Funds’ filing obligations on Form N-PX. Upon request of the Adviser, the Subadviser will provide an annual certification attesting to the accuracy and completeness of such proxy voting records.

(h)           Exercise of Security Rights. The Subadviser shall exercise all rights of security holders with respect to securities held by each Fund in addition to voting proxies as set forth in (g), above, including, but not limited to: converting, tendering, exchanging or redeeming securities, providing information related to class-action litigation (including litigation with respect to securities previously held), and exercising rights in the context of bankruptcy or other reorganization.

(i)             Agent. Subject to any other written instructions of the Adviser, the Corporation or the Funds, the Subadviser is hereby appointed as the Adviser’s, the Corporation’s and each Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as the Subadviser is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadviser shall execute shall comply with all laws, rules and regulations applicable to the business of the Adviser and the Corporation, including but not limited to the Advisers Act, the 1940 Act and the rules and regulations thereunder. The Subadviser shall provide the Adviser and the Corporation with copies of any documents executed on behalf of the Adviser or the Corporation hereunder as soon as possible after the execution of any such documents.

(j)             Compliance with Applicable Law and Governing Documents. With respect to all matters relating to its performance under this Agreement, the Subadviser and its directors, officers, partners, employees, agents and interested persons will act in accordance with all applicable law. The Subadviser is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which securities held by the Fund are traded, including any applicable foreign ownership limits. The Subadviser will act in accordance with the Corporation’s governing instruments and regulatory filings, including the Corporation’s Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, currently effective Registration Statement under the 1940 Act and the 1933 Act and Notice of Eligibility under Rule 4.5 of the Commodity Exchange Act (the “CEA”) (if applicable), compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act and the Fund’s prospectus, policies and procedures (collectively, “Governing Instruments and Regulatory Filings”) and with any instructions or directions of the Corporation, the Board or the Adviser which whenever practicable the Adviser or the Corporation shall provide in writing.

4

The Adviser has provided the Subadviser with the Governing Instruments and Regulatory Filings and will provide the Subadviser with any amendments, supplements or other changes to the Governing Instruments and Regulatory Filings as soon as practicable after such materials become available, and upon receipt, the Subadviser will act in accordance with such amendments, supplements or other changes.

(k)           Corporation’s Name; Adviser’s Name. The Subadviser will have no rights relating to the Corporation’s name, a Fund’s name (other than the portion related to the Subadviser’s name) or the Adviser’s name as it is used in connection with investment products, services or otherwise, and the Subadviser will make no use of such names without the express written consent of the Corporation, the Fund or the Adviser, as the case may be; provided that, the Subadviser shall be entitled to use each Fund’s name and the Adviser’s name in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization, in Subadviser’s customary marketing material (subject to any pre-filing requirement) and in connection with performing its obligations under this Agreement. The Subadviser shall at all times have all rights in and to any portion of each Fund’s name derived from the Subadviser’s name. Neither the Corporation nor the Adviser will have any rights relating to the Subadviser’s name as it is used in connection with investment products, services or otherwise, and the Adviser will make no use of such name without the express written consent of the Subadviser; provided that the Adviser and the Corporation shall be entitled to use the Subadviser’s legal name and brand name in Form N-1A, Form ADV, each Fund’s prospectus, Statement of Additional Information and customary marketing material, or any other document required to be filed with any governmental agency or self-regulatory organization.

(l)             Personal Securities Transactions. The Subadviser will observe and comply with Rule 17j-l under the 1940 Act. Upon request during any business day, the Subadviser will promptly make available to the Adviser or any Fund any reports concerning the Fund required to be made by the Subadviser pursuant to Rule 17j-1 under the 1940 Act.

(m)           Fair Valuation. In accordance with the valuation procedures adopted by the Board, as amended from time to time, the Subadviser shall provide appropriate assistance with fair valuation of those securities in which it invests Fund assets for which readily available market prices are unavailable. The Subadviser acknowledges that a third party pricing service approved by the Board may provide fair value pricing data with respect to certain foreign securities held by a Fund in accordance with the valuation procedures adopted by the Board.

(n)           Regulatory Filings. The Subadviser will make available and provide such information as the Corporation, its officers and legal counsel may reasonably request with respect to the Subadviser, each Fund and its performance for use in the preparation of the Corporation’s registration statement, reports and other documents required by any applicable law or regulation. The Subadviser will provide a back-up certification to the Adviser in a form reasonably satisfactory to each party relating to the Corporation’s periodic reports filed with the SEC that include certifications by the officers of the Corporation with respect to matters of which the Subadviser has firsthand knowledge.

5

(o)            Compliance Oversight. The Subadviser agrees to cooperate with periodic reviews of the Subadviser’s compliance program by the Funds’ compliance personnel in performance of their responsibilities under Rule 38a-1 of the 1940 Act. The Subadviser agrees to provide to the Adviser copies of its compliance program and such additional information and certifications as may reasonably be requested by the Funds’ compliance personnel. The Subadviser agrees to promptly notify the Adviser of any material compliance violations which affect the Funds.

(p)            Section 15(c) Request for Information. The Subadviser shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

(q)            Liquidity Risk Management. The Subadviser agrees to assist with the liquidity classifications and such other duties that may reasonably be delegated to a subadviser under the Fund’s liquidity risk management program when implemented in accordance with Rule 22e-4 under the 1940 Act.

(r)             Administrative Services. The Subadviser shall provide certain administrative services to the Funds, including but not limited to: (i) assisting the Funds’ officers in the timely preparation and filing of the Corporation’s registration statement as it pertains to the Funds; (ii) providing information and assisting in the timely filing of each Fund’s shareholder reports and other required regulatory filings; and (iii) providing assistance and support to the Funds’ service providers, as requested from time to time.

(s)            Shareholder Services. The Subadviser shall assist and provide support to the Adviser, the Funds’ administrator, the Funds’ transfer agent, and other applicable Fund service providers in responding to shareholder inquiries.

3.             Services Exclusive.

(a)            Except as consented to by the Adviser in writing (which consent shall not be unreasonably withheld or delayed), during the term of this Agreement (and, where the Subadviser has terminated this Agreement under Section 13(b)(ii), for a period of one year thereafter), the Subadviser (and its successors) and any person or entity controlled by the Subadviser other than individual employees, will not act as investment adviser or subadviser or otherwise render investment advice to, or sponsor, promote or distribute, any investment company registered under the 1940 Act, or series thereof (“Registered Investment Company”), that:

(i)             has the same or substantially similar principal investment strategy as a Fund; and

(ii)            charges a net expense ratio to the holders of that Registered Investment Company’s institutional (or equivalent) share class that is equal to or less than the gross management fee charged by that Fund.

6

(b)           Notwithstanding the foregoing, the Subadviser may act as an investment adviser or subadviser to:

(i)             any investment vehicles organized outside the United States that are not offered for sale to United States residents

(ii)            any Registered Investment Company whose target investors are retail investors and/or which is a multi-subadviser offering; and

(iii)           any Registered Investment Company in respect of which the Adviser has provided its written consent to the Subadviser pursuant to sub-section 3(a) above.

(c)              The parties agree, for the purposes of Section 3(a), that it will be unreasonable for the Adviser to withhold its consent unless the Registered Investment Company that is the subject of the Subadviser’s request for consent competes directly with a Fund.

4.             Duties of Adviser. The Adviser will continue to be responsible for all services to be provided to the Funds pursuant to the Advisory Agreement, and shall oversee and review the Subadviser’s performance under this Agreement.

5.             Independent Contractor. The Subadviser will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Corporation, the Funds or the Adviser in any way or otherwise be deemed an agent of the Corporation, the Funds or the Adviser.

6.             Compensation.

(a)            The Adviser will pay the Subadviser a fee (the “Subadvisory Fee”) for its services to each Fund as set forth on Exhibit A. The Subadvisory Fee shall accrue each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly by the Adviser as soon as practicable following the last day of each month.

During any month in which the Adviser recoups previously waived fees or reimbursed expenses (the “Recoupment”) relating to a period during which the Subadviser paid or reimbursed the Adviser for expenses under the Fund’s expense cap agreement, the Subadviser shall be paid back the same amount it paid or reimbursed the Adviser from the Recoupment. The parties acknowledge that the Adviser is only entitled to recoup amounts waived or reimbursed for a period of three years from the date such amount was waived or reimbursed.

7.             Expenses. The Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions, taxes, custody fees and other transaction charges, if any) purchased or sold by the Funds. The Subadviser will, from time to time at its sole expense, employ such persons as it believes to be competent to assist it in the execution of its duties hereunder. In addition, the Subadviser shall pay the expenses relating to costs of any special meeting of directors or shareholders convened for the primary benefit of the Subadviser.

(a)            Organizational Expenses. The Subadviser shall pay, or reimburse the Adviser, as applicable, for all costs and expenses incurred by the Adviser in connection with the organization of each Fund, if applicable.

7

(b)            Expense Reimbursement. In the event the Adviser is required to reimburse expenses to a Fund under the terms of the expense cap agreement between the Adviser and the Corporation, on behalf of each Fund, the Subadviser shall pay, or reimburse the Adviser, as applicable, for all expenses to be reimbursed to a Fund under the expense cap agreement.

(c)            Sub-Transfer Agent Fees. The Subadviser shall pay, or reimburse the Adviser, as applicable, for all amounts paid by the Adviser to financial intermediaries for sub-transfer agent, sub-accounting and other administrative services (collectively, “Sub-Transfer Agent Fees”) provided to customers that hold Fund shares through an omnibus account or fully disclosed account at the Fund’s transfer agent.

(d)            Other Expenses. Except to the extent provided in this Section 7, the Subadviser shall not be responsible for the Funds’ or the Adviser’s expenses, including, but not limited to, the following: (i) charges and expenses for determining a Fund’s net asset value and the maintenance of a Fund’s books and records and related overhead; (ii) the charges and expenses of the Funds’ legal counsel and auditors; (iii) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Funds; (iv) brokers’ commissions, and issue and transfer taxes chargeable to the Funds in connection with securities transactions to which a Fund is a party; (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by a Fund to federal, state or other government agencies; (vi) fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of Fund shares in any state; (vii) expenses related to shareholders’ and directors’ meetings (save in relation to any meetings convened for the primary benefit of Subadviser as referred to above), and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other Fund sales literature; (viii) distribution fees payable pursuant to Rule 12b-1 under the 1940 Act, if any; and (ix) compensation payable to the Funds’ directors.

8.             Sales Literature. The Adviser and Subadviser acknowledge that advertising and sales literature relating to investment companies (such as the Corporation) are subject to strict regulatory oversight. The Subadviser agrees to submit any proposed advertising, marketing material or other sales literature for a Fund (or any other portfolio of the Corporation) or for itself or its affiliates which mentions a Fund to the Funds’ distributor for review and filing with the appropriate regulatory authorities at least 15 days’ prior to the release of any such material; provided, however, that Subadviser shall not be obligated to produce any advertising or sales literature for the Funds. For the avoidance of doubt, this Section 8 does not apply to any material issued by the Subadviser that does not constitute advertising or sales literature for the purposes of the 1940 Act and that is limited to including a reference that the Subadviser acts as a subadviser to a Fund. The Subadviser will act in accordance with the Funds’ Marketing Compliance Policy which has been provided to the Subadviser prior to the date hereof and, among other provisions, requires the prior review and approval of any reference to a Fund on the Subadviser’s website or marketing materials and prohibit any reference to a Fund on social media.

8

9.             Representations, Warranties and Covenants of Subadviser. The Subadviser represents, warrants and covenants to the Adviser, the Corporation, and the Funds as follows:

(a)            The Subadviser is registered as an investment adviser under the Advisers Act;

(b)            Neither the Subadviser nor any officer, director, partner or employee of the Subadviser is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Subadviser from acting as an investment adviser to an investment company under the 1940 Act. The Subadviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(c)            The Subadviser will not invest the Fund’s assets in commodity interests regulated by the Commodity Futures Trading Commission or the National Futures Association except following prior notice to the Adviser and pursuant to an applicable exemption;

(d)            The Subadviser is a company duly organized and validly existing under the laws of Australia with the power to carry on its business as it is now being conducted;

(e)            The execution, delivery and performance by the Subadviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, the Subadviser’s governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser;

(f)             This Agreement is a valid and binding agreement of the Subadviser;

(g)            The Subadviser has provided its current Form ADV, client brochure and applicable brochure supplements (collectively, the “Form ADV”) to the Adviser (and promptly will provide to the Adviser all amendments thereto), and at the time such Form ADV is provided to the Adviser, the Form ADV is and will be a true and complete copy of the most recent form filed with the SEC and, to the best of the Subadviser’s knowledge and belief, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

9

(h)            The Subadviser has provided its Code of Ethics to the Adviser along with the certification required by Rule 17j-1(c)(1)(ii) under the 1940 Act(i). In accordance with Rule 17j-1, the Subadviser will submit any material changes to such Code of Ethics to the Board for approval no later than six months after its adoption of the material changes. During the term of this Agreement, the Subadviser will annually certify to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics, and will describe in a written report to the Board any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto;

(j)             The Subadviser has adopted, maintains and implements written compliance policies and procedures as required by Rule 206(4)-7 of the Advisers Act, including written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P. The Subadviser will provide the Adviser with a summary of its policies and procedures and, upon reasonable request by the Adviser, shall either (i) certify that the Subadviser has complied in all material respects with such policies and procedures or (ii) provide a written report to the Adviser describing any material violations of such policies and procedures;

(k)            The Subadviser has adopted proxy voting policies which comply in all material respects with the requirements of the 1940 Act;

(l)             The Subadviser shall exercise sole investment discretion over the Funds for purposes of all applicable filing requirements under the 1934 Act, including without limitation Sections 13(d), (g) and (f), and shall file all such documents with the SEC;

(m)           The Subadviser will deliver to the Adviser and the Funds copies of any material amendments, supplements or updates to any of the information provided to the Adviser promptly after becoming available;

(n)            The Subadviser has adopted procedures as necessary to (i) comply with the U.S. Foreign Corrupt Practices Act; and (ii) prohibit any investments by the Funds in issuers owned by Specially Designated Nationals or Blocked Persons or issuers or countries otherwise prohibited by a U.S. sanctions program; and

(o)            The Subadviser shall maintain business continuity, cyber-security, disaster recovery and backup capabilities and facilities, through which the Subadviser will be able to perform its obligations hereunder with minimal disruptions or delays(p)      . Upon request, the Subadviser shall provide to the Adviser access to its written business continuity, cyber-security, disaster recovery and backup plan(s) together with sufficient information and written certifications regarding such plans to assist the Funds and the Chief Compliance Officer of the Corporation in complying with Rule 38a-1 under the 1940 Act. The Subadviser represents that it tests its business continuity, cyber-security, and disaster recovery and backup plan(s) on at least an annual basis, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.

10

10.           Representations, Warranties and Covenants of Adviser. The Adviser represents, warrants and covenants to the Subadviser, as follows:

(a)            The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b)            The Adviser is a corporation duly organized and validly existing under the laws of Utah with the power to carry on its business as it is now being conducted;

(c)            The execution, delivery and performance by the Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and the Adviser has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the appointment of the Subadviser under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;

(d)            This Agreement is a valid and binding agreement of the Adviser and the Corporation on behalf of each Fund;

(e)             The Advisory Agreement permits the Adviser to delegate the duties of the Subadviser set forth herein to a subadviser; and

(f)             The Adviser has provided to the Subadviser the Corporation’s current Registration Statement on Form N-1A and agrees to provide the Subadviser with all supplements or amendments thereto and to advise the Subadviser promptly in writing of any changes in a Fund’s investment policies or restrictions.

(g)            The Adviser and its directors, officers, partners, employees, agents and interested persons will, for so long as this Agreement is in effect, act in accordance with all applicable federal or state laws or regulations and the Governing Instruments and Regulatory Filings.

11.           Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by the parties pursuant to Sections 9 and 10 will survive for the duration of this Agreement, and the Subadviser and the Adviser will immediately notify the other party hereto and the Corporation in writing upon becoming aware that any of the foregoing representations, warranties and covenants made by it are no longer true.

11

12.           Liability and Indemnification.

(a)            Liability. In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Subadviser of its duties or obligations under this Agreement, the Subadviser shall not be subject to any liability for errors of judgment, mistake of law or for any loss suffered by the Adviser, the Corporation, a Fund, or its shareholders in connection with matters to which this Agreement relates. In the absence of willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Adviser of its duties or obligations under this Agreement, the Adviser shall not be subject to any liability to the Subadviser, for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve the Adviser or the Subadviser from any of their respective obligations under applicable law, including without limitation, federal and state securities laws and the CEA. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Corporation or any shareholder of the Corporation may have under any federal securities or state law.

(b)            Indemnification. The Subadviser shall indemnify the Adviser and the Corporation, and their respective officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and reasonable expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA. The Adviser shall indemnify the Subadviser and its officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and reasonable expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties and obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

13.           Duration and Termination.

(a)            Duration. This Agreement is effective upon its execution. Upon the expiration of the term of the Original Agreement on June 30, 2026 and subject to the approval of the Agreement in accordance with the requirements of the 1940 Act, this Agreement shall continue in effect for each Fund listed on Exhibit A through June 30, 2027, and shall continue in effect thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Board, including a majority of the directors who are not “interested persons” (as defined in the 1940 Act) of the Corporation, the Adviser or the Subadviser, cast in the manner required by the 1940 Act and the rules or exemptive relief thereunder; or (ii) by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of each Fund. If a Fund is added after the date of this Agreement, this Agreement will be effective as to that Fund upon execution of an updated Exhibit A and will continue in effect for an initial term of two years and thereafter for successive periods of one year, subject to approval as described above.

12

(b)            Termination. Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty: (i) by the vote of a majority of the Board, by the vote of a majority of the outstanding voting securities of such Fund or by the Adviser, in each case upon not more than 60 days’ written notice to the Subadviser; or (ii) by the Subadviser upon not less than 120 days’ written notice to the Adviser, the Corporation and such Fund. This Agreement shall also terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination of the Advisory Agreement.

14.           Amendment. This Agreement may be amended with respect to a Fund by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board cast in person at a meeting called for that purpose, including a majority of directors who are not “interested persons” of such Fund or the Adviser, and (ii) if necessary, by a vote of a majority of the outstanding voting securities of such Fund. If such amendment is proposed in order to comply with the requirements of the SEC, state regulatory bodies or other governmental authorities, the Adviser will notify the Subadviser of the form of amendment which it deems necessary or advisable and the reasons therefor, and if the Subadviser declines to assent to such amendment, the Adviser may terminate this Agreement forthwith.

15.           Confidentiality.

(a)            Subject to the duties of the Subadviser to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, the Subadviser shall, during the term of this Agreement and for a period of five years thereafter, treat as confidential all non-public information pertaining to the Funds and the actions of the Subadviser, the Adviser and the Corporation in respect thereof. Information disclosed in voluntary and required reports to shareholders of the Corporation and to regulatory authorities or otherwise in the public domain other than by action of the Subadviser is deemed to be public information. The Subadviser agrees to adhere to the privacy and information security policies adopted by the Corporation pursuant to Regulation S-P under the Gramm-Leach-Bliley Act. The Subadviser has adopted, implemented and agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information, to protect against any anticipated threats or hazards to the security or integrity of such information, and to ensure proper disposal of such information, relating to Fund shareholders in compliance with Regulation S-P. The Subadviser will not share any nonpublic personal information concerning Fund shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

13

(b)            In addition to the obligations set out in Section 15(a), each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, officers, directors, employees, advisers, auditors and the Fund’s service providers who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, research, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

16.              Notices. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt or by electronic transmission, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party. As of the date of this Agreement, the addresses of the parties are:

Corporation and the Adviser:

MFG Funds, Inc.
Magellan Investment Partners North America, Inc.
Attention: Charles S. Thompson II, President
999 Oakmont Plaza Drive, Suite 600
Westmont, Illinois 60559
Fax: 847-509-9845
Email: c.thompson@magellanfinancialgroup.com

Subadviser:

Magellan Asset Management Limited
Attention: General Counsel
Level 36, 25 Martin Place
Sydney, NSW 2000 Australia
Fax: +61 2 8114 1800
Email: legal@magellanfinancialgroup.com

17.           Governing Law. This Agreement is governed by and construed in accordance with the laws of the United States and the internal laws of the State of Illinois without giving effect to conflicts of laws principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective Acts.

18.           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

19.           Third Party Rights. In addition to the parties hereto, this Agreement is intended to be for the benefit of the Corporation, which is intended to be a third-party beneficiary hereunder and may, as such, exercise such rights as if it were the Adviser. With the exception of such parties, no other party shall have any rights hereunder.

14

20.           Severability. If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

21.           Miscellaneous. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof. Specifically, as used in this Agreement, “investment company,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer” and “affirmative vote of the majority of the Fund’s outstanding voting securities” shall all have such meaning as such terms have in the 1940 Act. The term “investment adviser” shall have such meaning as such term has in the Advisers Act or the 1940 Act, as the case may be. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is amended or modified by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such amended or modified rule, regulation or order.

22.           Sole Agreement. This Agreement represents the entire agreement and understanding between the parties and sets forth the rights, duties and obligations of each party to the other as of its date. Any prior agreements, understandings and representations relating to the subject matter of this Agreement are incorporated herein.

[Signature Page Follows]

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

MAGELLAN INVESTMENT PARTNERS NORTH AMERICA, INC.

By:	/s/ Charles S. Thompson II
Name:	Charles S. Thompson II
Title:	President

MAGELLAN ASSET MANAGEMENT LIMITED

By:	/s/ Mariana Kolaroski
Name:	Mariana Kolaroski
Title:	General Counsel

By:	/s/ Jen Driscoll
Name:	Jen Driscoll
Title:	Chief Operating Officer

16

EXHIBIT A

to the

Amended and Restated Subadvisory Agreement

Subadvisory Fee:	100% of the net fee received by the Adviser from a Fund after giving effect to any contractual or voluntary expense cap borne by the Adviser, less an annual flat fee of $200,000 to be retained by the Adviser. In the event the annual net advisory fee is less than $200,000, the Adviser shall retain 100% of the net advisory fee and no Subadvisory Fee shall be payable to the Subadviser.

Funds:	MFG Global Sustainable Fud MFG Core Infrastructure Fund

Executed as of the 4th day of June, 2026.

MAGELLAN INVESTMENT PARTNERS NORTH AMERICA, INC.

By:	/s/ Charles S. Thompson II
Name:	Charles S. Thompson II
Title:	President

MAGELLAN ASSET MANAGEMENT LIMITED

By:	/s/ Mariana Kolaroski
Name:	Mariana Kolaroski
Title:	General Counsel

By:	/s/ Jen Driscoll
Name:	Jen Driscoll
Title:	Chief Operating Officer